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                                                                    EXHIBIT 11.1



                           COMPUTATION OF PER SHARE EARNINGS



                                              Quarter Ended               Year Ended
                                               December 25,               December 25,
                                        -------------------------   -------------------------
                                           1997           1996         1997          1996
                                        -----------   -----------   -----------   -----------
Net Income                              $ 7,163,000   $ 6,713,000   $30,981,000   $31,555,000


Shares used to compute
   earnings per share - Basic            19,258,042    19,222,200    19,237,909    19,220,238


Earnings Per Share - Basic              $      0.37   $      0.35   $      1.61   $      1.64


Shares used to compute
   earnings per share including
   common stock equivalents - Diluted    19,452,556    19,391,620    19,418,277    19,389,658


Earnings Per Share - Diluted            $      0.37   $      0.35   $      1.60   $      1.63
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